Exhibit 99.1

TP Flexible Income Fund Increases Distribution Rate to 7%

 NEW YORK, January 27, 2020 /PRNewswire/ -- TP Flexible Income Fund, Inc. (“FLEX” or the “Fund”) announced today an increase in the annualized distribution rate from 6.0% to 7.0% based on the current offering price. The 100 basis point annualized increase in distribution rate is effective as of the January 24, 2020 record date.

The distributions have weekly record dates and are payable monthly to the stockholders of record as of the close of business of each week in January 2020 and February 2020. The increased declared distributions equal a weekly amount of $0.01528 per share of common stock, a $0.00218 increase compared to the previously declared distribution weekly amount of $0.01310 per share of common stock.

About TP Flexible Income Fund, Inc.

FLEX is a publicly registered non-traded business development company. FLEX invests primarily in senior and secured credit of privately owned U.S. middle market companies. FLEX’s objective is to generate current income, and, as a secondary objective, capital appreciation, by targeting investment opportunities with favorable risk-adjusted returns.

About Prospect

FLEX is managed by Prospect Flexible Income Management LLC, which is a controlled affiliate of Prospect Capital Management L.P. (“PCM”). PCM is an SEC-registered investment adviser that, along with its predecessors and affiliates, has a 30-year history of investing in and managing high-yielding debt and equity investments using both private partnerships and publicly traded closed-end structures. PCM and its affiliates employ a team of approximately 100 professionals who focus on credit-oriented investments yielding attractive current income. PCM has $6.2 billion of assets under management as of September 30, 2019.

 Additional Information

Past performance is not indicative of future performance. Our distributions may exceed our earnings, and therefore, portions of the distributions that we make may be a return of the money that investors originally invested and represent a return of capital to investors for tax purposes. Such a return of capital is not immediately taxable, but reduces investor tax basis in FLEX shares, which may result in higher taxes for investors even if shares are sold at a price below original investment.

 This information is not, and should not be deemed to construe, an offer to sell or a solicitation of an offer to purchase any security. Offers will only be made through a qualified prospectus to suitable investors and where permitted by law. BDCs involve substantial costs and investors should review the prospectus regarding fees and expenses. There are no guarantees that investment objectives will be met.

 Investors should consider the investment objective and policies, risk considerations, charges and ongoing expenses of an investment carefully before investing. The prospectus contains this and other information relevant to an investment in FLEX. Please read the prospectus carefully before you invest or send money. To obtain a prospectus, please contact your investment representative or Triton Pacific Securities, LLC at 949-429-8500.

 Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the future performance of FLEX. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. Any such statements, other than statements of historical fact, are highly likely to be affected by unknowable future events and conditions, including elements of the future that are or are not under the control of FLEX and that FLEX may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and FLEX undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Triton Pacific Securities, LLC

949-429-8500

 Securities Offered Through Triton Pacific Securities, LLC | Dealer Manager | Member FINRA/SIPC